UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2007

VISTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-9025	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7961 Shaffer Parkway, Suite 5, Littleton, CO	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 981-1185

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

                On November 20, 2007, Vista Gold Corp. (“Vista”) announced that Luzon Minerals Ltd. (“Luzon”) had decided not to exercise its option to acquire from Vista the Amayapampa Gold Project in Bolivia, citing its inability to advance the project with its current financial and personnel resources.  As previously reported, Luzon had an option to acquire Vista’s interest in the project from Vista pursuant to an option agreement dated March 13, 2007 (the “Option Agreement”).  Vista and Luzon have entered into an agreement, dated November 20, 2007, regarding the termination of the Option Agreement and have agreed on the terms on which Luzon’s outstanding obligations with respect to the project will be satisfied.  The parties agreed that the Option Agreement is terminated as of November 20, 2007.  There is no material relationship between Vista and Luzon other than in respect of the Option Agreement.

Under the terms of the Option Agreement, all as previously reported, Vista had granted to Luzon an exclusive option to purchase 90% of Vista’s interest in the Amayapampa Project for a term of 18 months and, subject to the exercise of the option to purchase, a right of first offer over Vista’s remaining 10% interest.  In consideration for the option to purchase and the right of first offer, among other things, Luzon was to complete a bankable feasibility study by September 14, 2007, subject to extension of the delivery date by up to six months at Vista’s discretion under certain circumstances, and Luzon was to arrange for all of the Project’s financing required for commencement of mining operations at the levels recommended in the feasibility study.  This study was not delivered prior to termination of the Option Agreement.

Item 7.01               Regulation FD Disclosure.

On November 20, 2007, Vista Gold Corp. issued a press release furnished herewith as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 10.1                                    Letter Agreement dated November 20, 2007, between Vista Gold Corp. and Luzon Minerals Ltd.

Exhibit 99.1                                    Press Release of Vista Gold Corp. dated November 20, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA GOLD CORP.

	By:	/s/ Gregory G. Marlier
Gregory G. Marlier
Chief Financial Officer
Date: November 26, 2007